OFFICE OF THE SECRETARY OF STATE

                            CERTIFICATE OF AMENDMENT
                                       OF

                                Regenetech, Inc.
                                    800062251

                      [formerly: BIOCELL INNOVATIONS, INC.]

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of amendment for the above named entity have been received in this office and have been found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law hereby issues this Certificate of Amendment.

Dated: 11/06/2002
Effective: 11/06/2002

Seal of the State of Texas

/s/
Gwyn Shea
Secretary of State